Exhibit 1.1

August 23, 2005


Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549

Commissioners,

We were previously the independent registered public accounting firm for Futures Portfolio Fund, Limited Partnership and, under date of February 11, 2005, we reported on the financial statements of Futures Portfolio Fund, Limited Partnership as of and for the years ended December 31, 2004 and 2003. On August 18, 2005, we resigned. We have read Futures Portfolio Fund, Limited Partnership's statements included under Item 4 of its Form 8-K dated August 23, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with the statement contained in Paragraph 4 stating "The audit committee of Steben & Company, Inc., as General Partner of Futures Portfolio Fund, Limited Partnership, ... has commenced an immediate search for a new independent registered public accounting firm."


                             Very truly yours,

                             /s/  Arthur F. Bell, Jr. & Associates, L.L.C.

                             Arthur F. Bell, Jr. & Associates, L.L.C.